UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(Rule 14c−101)

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934

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HST GLOBAL, INC.

(Name of Registrant As Specified in Its Charter)

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HST GLOBAL, INC.

150 Research Drive

Hampton, VA 23666

NOTICE OF CORPORATE ACTION TAKEN BY WRITTEN CONSENT

OF THE MAJORITY STOCKHOLDERS WITHOUT A SPECIAL MEETING OF THE STOCKHOLDERS

Dear Stockholders:

We are writing to advise you that, on June 25, 2019, the board of directors of HST Global, Inc., a Nevada corporation (the “Company,” “we” or “us”) approved resolutions, and on June 26, 2019, certain stockholders representing a majority of our outstanding voting capital on such date approved by written consent the taking of all steps necessary to effect the following actions (collectively the “Corporate Actions”):

•Effecting a one-for-fifteen (1:15) reverse stock split of the Company’s issued and outstanding shares of common stock (the “Reverse Stock Split”); and

•Increasing the number of authorized shares of the Company’s common stock from one hundred million (100,000,000) shares to two hundred million (200,000,000) shares, and increasing the number of authorized shares of the Company’s “blank check” preferred stock from five million (5,000,000) shares to ten million (10,000,000) shares (the “Authorized Share Increase”).

The accompanying Information Statement, which describes the Corporate Actions in more detail, is being furnished to our stockholders for informational purposes only, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations prescribed thereunder. The consent that we have received constitutes the only stockholder approval required for the Corporate Actions under the applicable provisions of the Nevada Revised Statutes, our Articles of Incorporation, and Bylaws. Accordingly, the Corporate Actions will not be submitted to the other stockholders of the Company for a vote.

The record date for the determination of stockholders entitled to notice of the action by written consent is September 9, 2019. Pursuant to Rule 14c-2 under the Exchange Act, the Corporate Actions will not be implemented until at least twenty calendar days after the mailing of this Information Statement to our stockholders. This Information Statement will be mailed on or about September 10, 2019, to stockholders of record on September 9, 2019.

No action is required by you to effectuate this action. The accompanying Information Statement is furnished only to inform our stockholders of the actions described above before they take effect in accordance with Rule 14c-2 promulgated under the Exchange Act.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

PLEASE NOTE THAT THE HOLDERS OF MORE THAN A MAJORITY OF OUR OUTSTANDING SHARES ENTITLED TO VOTE HAVE VOTED TO AUTHORIZE THE CORPORATE ACTIONS. THE NUMBER OF VOTES RECEIVED IS SUFFICIENT TO SATISFY THE STOCKHOLDER VOTE REQUIREMENT, AND NO ADDITIONAL VOTES WILL CONSEQUENTLY BE NEEDED TO APPROVE THESE MATTERS.

By order of the Board of Directors,

/s/ Ron Howell
Ron Howell
Chief Executive Officer & Director
August 28, 2019

HST GLOBAL, INC.

INFORMATION STATEMENT

CONCERNING CORPORATE ACTIONS AUTHORIZED BY WRITTEN CONSENT OF STOCKHOLDERS OWNING A MAJORITY OF SHARES OF VOTING SECURITIES ENTITLED TO VOTE THEREON

HST Global, Inc. (the “Company,” “we” or “us”) is furnishing this Information Statement to you to provide a description of actions taken by our Board of Directors (the “Board”) on June 25, 2019, and the holders of more than a majority of our outstanding voting capital stock (the “Majority Stockholders”) on June 26, 2019, in accordance with the relevant sections of the Nevada Revised Statutes of the State of Nevada (the “NRS”).

This Information Statement is being mailed on or about September 10, 2019, to stockholders of record on September 9, 2019 (the “Record Date”). This Information Statement is being delivered only to inform you of the corporate actions described herein before such actions take effect in accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). No action is requested or required on your part.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS, AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

PLEASE NOTE THAT THE HOLDERS OF MORE THAN A MAJORITY OF OUR OUTSTANDING SHARES ENTITLED TO VOTE HAVE VOTED TO AUTHORIZE THE CORPORATE ACTIONS. THE NUMBER OF VOTES RECEIVED IS SUFFICIENT TO SATISFY THE STOCKHOLDER VOTE REQUIREMENT AND NO ADDITIONAL VOTES WILL CONSEQUENTLY BE NEEDED TO APPROVE THESE MATTERS.

GENERAL DESCRIPTION OF CORPORATE ACTIONS

On June 25, 2019, the Board approved resolutions, and on June 26, 2019, the Majority Stockholders delivered executed written consents, authorizing and approving the taking of all steps necessary to effect the following actions (collectively the “Corporate Actions”):

•Effecting a one-for-fifteen (1:15) reverse stock split of the Company’s issued and outstanding shares of common stock (the “Reverse Stock Split”); and

•Increasing the number of authorized shares of the Company’s common stock from one hundred million (100,000,000) shares to two hundred million (200,000,000) shares and increasing the number of authorized shares of the Company’s “blank check” preferred stock from five million (5,000,000) shares to ten million (10,000,000) shares (the “Authorized Share Increase”).

OUTSTANDING SHARES AND VOTING RIGHTS

As of August 26, 2019, our authorized capitalization consisted of 100,000,000 shares of common stock, of which 51,719,854 shares were issued and outstanding, and 5,000,000 shares of authorized “blank check” preferred stock, 0 of which were issued and outstanding.

Each share of common stock entitles its holder to one vote on each matter submitted to the Company’s stockholders. However, because the Majority Stockholders have consented to the Corporate Actions on June 26, 2019, in lieu of a special meeting in accordance with 78.320 of the NRS, and because the Majority Stockholders have sufficient voting power to approve such actions through their ownership of the Company’s capital stock, no other stockholder vote will be solicited in connection with this Information Statement.

ACTIONS TO BE TAKEN

The Reverse Stock Split will become effective on the date that we have filed with the Financial Industry Regulatory Authority (“FINRA”) a corporate action notification form to effect the Reverse Stock Split, and FINRA has determined to announce the Reverse Stock Split. The Authorized Share Increase will become effective on the date that we file a Certificate of Amendment to the Company’s Articles of Incorporation, as amended, (the “Amendment”), with the State of Nevada, to effect the Authorized Share Increase. We intend to effect the Reverse Stock Split and file the Amendment with the State of Nevada promptly after the twentieth (20th) day following the date on which this Information Statement is mailed to the Stockholders.

Reverse Stock Split

The Board has approved a reverse stock split of all the outstanding shares of the Company’s common stock at an exchange ratio of 1 post-split share for 15 pre-split shares (1:15) (the “Reverse Stock Split”). As stated above, the holders of shares representing a majority of the voting securities of the Company have given their written consent to the Reverse Stock Split.

Upon effecting the Reverse Stock Split, (i) the number of shares of common stock issued and outstanding immediately prior thereto will be reduced from approximately 51,719,854 shares (assuming this number of shares outstanding as of August 26, 2019, are outstanding immediately prior thereto) to approximately 3,447,990 shares of common stock, and proportionate adjustments will be made to the per-share exercise price and the number of shares covered by outstanding options and warrants, if any, to buy common stock, so that the total prices required to be paid to fully exercise each option and warrant before and after the Reverse Stock Split will be approximately equal. Except for adjustments that may result from the treatment of fractional shares, which will be rounded up to the nearest whole number, each shareholder will beneficially hold the same percentage of common stock immediately following the Reverse Stock Split as such shareholder held immediately prior to the Reverse Stock Split.

In effecting the Reverse Stock Split, the number of authorized shares of common stock of the Company will not be reduced. The Reverse Stock Split will have the result of creating newly authorized shares of common stock. This increase in the authorized number of shares of common stock and any subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued common stock could (within the limits imposed by applicable law and stock exchange regulations) be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Management use of additional shares to resist or frustrate a third-party transaction favored by a majority of the independent stockholders would likely result in an above-market premium being paid in that transaction. Any such issuance of the additional shares of common stock would likely have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The Board is not aware of any attempt to take control of the Company and has not presented this proposal with the intention that the Reverse Stock Split be used as a type of antitakeover device.

However, the Reverse Stock is a condition to closing a potential acquisition, which will constitute a change a control. On August 9, 2019, the Company entered into an Asset Purchase Agreement with Orbital Group, Inc., a Nevada corporation (the “Seller”) to purchase contract rights from the Seller in consideration of the issuance of 19,500,000 shares of Company common stock to the Seller (the “Acquisition”). Prior to closing the Acquisition, the Company is required to effect a reverse stock split of its common stock sufficient to ensure that no more than 3,450,000 shares of common stock are outstanding immediately prior to closing the Acquisition, and at closing of the Acquisition, the Company will pay to the Seller 19,500,000 shares of Company common stock as the purchase price for the purchase contract rights.

Any additional common stock resulting from the Reverse Stock Split, would when issued have the same rights and preferences as the shares of common stock presently outstanding. Any additional common stock so authorized will be available for issuance by the Board for stock splits or stock dividends, acquisitions, raising additional capital, conversion of Company debt into equity, stock options, or other corporate purposes. The Company has no other plans for the use of any additional shares of common stock. The Company does not anticipate that it would seek authorization from the stockholders for issuance of such additional shares unless required by applicable law or regulations.

The following table summarizes the effects of the Reverse Stock Split upon the Company’s outstanding common stock, assuming that (i) there are 51,719,854 shares of common stock outstanding immediately prior to the Reverse Stock Split, (ii) the Reverse Stock Split is effected, and (iii) our authorized common stock is not reduced.

Reverse Stock Split Ratio	Type of Stock		Number of Shares
No Split	Common Stock	Authorized	100,000,000
		Issued and Outstanding	51,719,854
		Authorized but Unissued	48,280,146
1:15	Common Stock	Authorized	100,000,000
		Issued and Outstanding	3,447,990
		Authorized but Unissued	96,552,010

The Board believes that the increased market price of the common stock expected as a result of implementing the Reverse Stock Split will improve the marketability and liquidity of the common stock and will encourage interest and trading in the common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of the common stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of the common stock may be adversely affected by the Reverse Stock Split given the reduced number of shares that would be outstanding after the Reverse Stock Split. The Board anticipates, however, that the expected higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

The Board confirms this transaction will not be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended.

Based upon the foregoing factors, the Board has determined that the Reverse Stock Split is in the best interests of the Company and its shareholders.

Upon the effectiveness of the Reverse Stock Split, each common shareholder will beneficially own a reduced number of shares of common stock. The Reverse Stock Split will affect all of the Company’s common stockholders uniformly and will not affect any common shareholder’s percentage ownership interests, except to the extent that the Reverse Stock Split results in any of the shareholders owning a fractional share as described herein. The number of shareholders of record will also not be affected by the Reverse Stock Split.

The Authorized Share Increase

The purpose of the Authorized Share Increase is to increase the number of shares of common stock and preferred stock available in order to have sufficient shares of common stock (i) to raise additional capital for future possible financings, and (ii) such other corporate purposes as the Board determines in its discretion (which may include stock splits, stock dividends or other distributions, future financings, acquisitions, stock options and equity benefits under possible new benefit plans).

Immediately after the Authorized Share Increase, there will be 200,000,000 shares of our common stock available for issuance and approximately 51,719,854 shares of our common stock issued and outstanding (assuming the number of shares outstanding on August 26, 2019, is the number of shares then outstanding, and without effecting the Reverse Stock Split), and there will be 10,000,000 shares of our preferred stock available for issuance and 0 shares of our preferred stock issued and outstanding. The par value of our common and preferred stock will remain $0.001 per share. The relative rights and limitations of the shares of common stock and preferred stock would remain unchanged after effecting the Authorized Share Increase. The additional shares of common stock for which authorization is sought will have the same voting rights, the same rights to dividends and distributions and will be identical in all other respects to the common stock now authorized.  The additional shares of preferred stock would remain “blank check” preferred stock. The term “blank check” refers to preferred stock, the creation and issuance of which is authorized in advance by the stockholders, and the terms, rights and features of which are determined by the board of directors of a corporation prior to issuance. The authorization of “blank check” preferred stock permits the board of directors to authorize and issue preferred stock from time to time in one or more series or classes with rights and privileges superior to our common stock without shareholder approval.

The holders of shares of our common stock are not entitled to preemptive rights with respect to the issuance of additional shares of common or preferred stock or securities convertible into or exercisable for shares of common or preferred stock. Accordingly, the issuance of any additional shares of common and/or preferred stock may, depending on the circumstances under which those shares are issued, reduce stockholders’ equity per share and, unless additional shares are issued to all stockholders on a pro rata basis, will reduce the percentage ownership of capital stock of existing stockholders. In addition, if our Board elects to issue additional shares of common and/or preferred stock, such issuances could have a dilutive effect on the earnings per share, voting power and shareholdings of current stockholders.

Although the Authorized Share Increase is not motivated by anti-takeover concerns and is not considered by our Board to be an anti-takeover measure, the availability of additional authorized shares of common and preferred stock could enable the Board to issue shares defensively in response to a takeover attempt or to make an attempt to gain control of the Company more difficult or time-consuming. For example, shares of common and/or preferred stock could be issued to purchasers who might side with management in opposing a takeover bid that the Board determines is not in our best interests, thus diluting the ownership and voting rights of the person seeking to obtain control of the Company. In certain circumstances, the issuance of common and/or preferred stock without further action by the stockholders may have the effect of delaying or preventing a change in control of the Company, may discourage bids for our common stock at a premium over the prevailing market price and may adversely affect the market price of our common stock. As a result, increasing the authorized number of shares of our common and preferred stock could render more difficult and less likely a hostile takeover, tender offer or proxy contest, assumption of control by a holder of a large block of our stock, and the possible removal of our incumbent management.

We are not aware of any proposed attempt to take over the Company or of any present attempt to acquire a large block of our common or preferred stock except for 19,500,000 shares of Company common stock to be issued upon closing the Acquisition described above.

EFFECTIVE DATE OF THE CORPORATE ACTIONS

Pursuant to Rule 14c-2 under the Exchange Act, the Corporate Actions will not be effective until at least twenty calendar days after the date on which this Information Statement is filed with the SEC and a copy hereof has been mailed to each of the Company’s stockholders. The Company anticipates that this Information Statement will be mailed to our stockholders as of the Record Date on or about September 10, 2019. Therefore, the Company anticipates that the Corporate Actions will be effected on or around September 30, 2019.

The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Company’s common stock and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

INFORMATION ON CONSENTING STOCKHOLDERS

Pursuant to the Company’s Articles of Incorporation and the NRS, a vote by the holders of at least a majority of our outstanding capital stock is required to effect the Corporate Actions. On June 25, 2019, we had 36,719,854 shares of common stock issued and outstanding, and no shares of preferred stock issued and outstanding. Two stockholders holding a majority of our voting power, or an aggregate of 19,041,982 shares, with each share having one vote and representing approximately 51.86% of our voting stock, delivered an executed written consent dated June 26, 2019, authorizing the Corporate Actions.

The following table sets forth the names of the Majority Stockholders, the number of shares of common stock held by the Majority Stockholders, the total number of votes that the Majority Stockholders voted in favor of the Corporate Actions, and the percentage of the issued and outstanding voting equity of the Company voted in favor thereof.

	Number of	Number of	Number of	Percentage of
	Shares of Common	Votes Held by Such	Votes that Voted in Favor of the Actions	the Voting Equity that Voted in
	Stock Held	Stockholder	Action (1)	favor of the
Name of Majority Stockholder
Ron Howell	11,371,982	11,371,982	11,371,982	30.97%
Health Network Inc. (2)	7,670,000	7,670,000	7,670,000	20.89%
Total	19,041,982	19,041,982	19,041,982	51.86%

(1)Based on 36,719,854 shares of common stock issued and outstanding as of June 26, 2019.

(2)Ron Howell has voting and dispositive power over the shares held in the name of Health Network Inc. and is therefore deemed to be the beneficial holder of shares held in its name.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of August 26, 2019, by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, (ii) each director and each of our named executive officers and (iii) all executive officers and directors as a group.

The number of shares of common stock beneficially owned by each person is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which such person has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after the date hereof, through the exercise of any stock option, warrant or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Outstanding Shares (1)
Executive Officers and Directors
Ron Howell (2)	Common Stock	34,041,982	65.82%
Executive officers and directors as a group (1 person)	Common Stock	34,041,982	65.82%

(1) As of August 26, 2019, a total of 51,719,854 shares of the Company's common stock are considered to be outstanding pursuant to Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934, as amended. For each beneficial owner identified, any shares of common stock issuable upon conversion of that beneficial owner's other securities, which were convertible into common stock at the election of the beneficial owner within 60 days, have been also included for purposes of calculating their percent of class.

(2) Includes 22,732,390 shares of common stock issued in Mr. Howell’s, as well as 11,309,592 shares issued in the name of Health Network Inc.

DESCRIPTION OF SECURITIES

The following description of our capital stock is based upon our articles of incorporation, as amended (the “Articles of Incorporation”), our bylaws and applicable provisions of law, in each case as currently in effect. This discussion does not purport to be complete and is qualified in its entirety by reference to our Articles of Incorporation, and our bylaws.

Common Stock

The holders of our common stock currently (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which stock holders may vote. Except as otherwise required by Nevada law or the Articles of Incorporation, a majority of the votes cast at a meeting of the stockholders shall be necessary to authorize any corporate action to be taken by vote of the stockholders.

Preferred Stock

No shares of preferred stock are outstanding, and no classes of preferred stock have been designated, although we currently have 5,000,000 authorized shares of “blank check” preferred stock, meaning the Company’s Board of Directors can authorize and issue preferred stock from time to time in one or more series or classes with rights and privileges superior to our common stock without shareholder approval.

VOTING PROCEDURES

Pursuant to the NRS and our Articles of Incorporation, the affirmative vote of the holders of a majority of our outstanding common stock is sufficient to amend our Articles of Incorporation, which vote was obtained by the written consent of the Majority Stockholders as described herein. As a result, the Corporate Actions have been approved, and no further votes will be needed.

PROPOSALS BY SECURITY HOLDERS

No security holder has asked the Company to include any proposal in this Information Statement.

NO DISSENTER’S RIGHT OF APPRAISAL

Under the NRS, stockholders are not entitled to appraisal rights with respect to the Corporate Actions, and we will not provide our stockholders with such rights.

FORWARD-LOOKING STATEMENTS

This information statement contains forward-looking statements. The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This information statement and other written and oral statements that we make from time to time contain such forward-looking statements that set out anticipated results based on management’s plans and assumptions regarding future events or performance. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance or results of current and anticipated sales efforts, expenses, the outcome of contingencies, such as legal proceedings, and financial results. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Forms 10-K and 10-Q, respectively, with the SEC. Copies of such material can be obtained upon written request addressed to the SEC, Public Reference Section, 100 F Street NW, Washington D.C. 20549, at prescribed rates. The SEC maintains a website (http://www.sec.gov) that contains the filings of issuers that file electronically with the SEC through the EDGAR system. Copies of such filings may also be obtained by writing to the Company at HST Global, Inc., 150 Research Drive, Hampton, Virginia, 23666.

STOCKHOLDERS SHARING AN ADDRESS

Unless we have received contrary instructions from a stockholder, we are delivering only one Information Statement to multiple stockholders sharing an address. We will, upon request, promptly deliver a separate copy of this Information Statement to a stockholder who shares an address with another stockholder. A stockholder who wishes to receive a separate copy of the Information Statement may make such a request in writing to the Company at HST Global, Inc., 150 Research Drive, Hampton, Virginia, 23666, or by calling (757) 766-6100.

By order of the Board of Directors,

/s/ Ron Howell
Ron Howell
Chief Executive Officer & Director
August 28, 2019